Exhibit 99.1

Bruker BioSciences Reports Record Revenue and Earnings for the Fourth Quarter and Full Year 2006

BILLERICA, Mass., February 22, 2007 (BUSINESS WIRE)  —  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported financial results for the fourth quarter and full year ended December 31, 2006.

On July 1, 2006, Bruker BioSciences completed its acquisition of Bruker Optics Inc., which was accounted for as a pooling of interests.  As a result of this required GAAP accounting treatment, all historical financials have been pooled as if the companies had always been combined.  On December 15, 2006, the Company filed a Form 8-K with the Securities and Exchange Commission (SEC) which presents pooled historical financial statements for the three years ended December 31, 2005.

For the fourth quarter of 2006, revenue increased by 27% to $135.6 million, compared to pooled revenue of $106.8 million in the fourth quarter of 2005.  Excluding the effects of foreign currency translation, fourth quarter 2006 revenue increased by 22% year-over-year.

Net income in the fourth quarter of 2006 was $9.7 million, or $0.09 per diluted share, compared to pooled net income of $4.9 million, or $0.05 per diluted share, in the fourth quarter of 2005.

For the full year 2006, revenue increased by 17% to $435.8 million, compared to pooled revenue of $372.3 million for the full year 2005, with negligible effects from foreign currency translation.

Net income for the full year 2006 was $18.5 million, or $0.18 per diluted share, compared to pooled net income of $9.7 million, or $0.10 per diluted share, during the full year 2005.  Included in net income for the year 2006 were after-tax charges of $5.0 million, or $0.05 per diluted share, for Bruker Optics acquisition related expenses, and approximately $2.0 million, or $0.02 per diluted share, of after-tax gains on derivative financial instruments.  For comparison, included in pooled net income for the year 2005 were after-tax losses on derivative financial instruments of approximately $1.0 million, or $0.01 per diluted share.

For the full year 2006 adjusted EBITDA grew by 41% to $59.2 million, compared to pooled adjusted EBITDA of $41.8 million for the full year 2005.  During the year 2006, cash flow generated from operations was $42.7 million.

Comments and Analysis

Commenting on the quarter, Frank Laukien, President and CEO, said: “Throughout 2006 we delivered excellent top and bottom-line growth, with a particularly strong fourth quarter.  Our innovative products and solutions for life-science and materials research, as well as for industrial and applied analysis, were key drivers behind our strong organic growth and margin expansion.  The acquisition of Bruker Optics, as well as the other important acquisitions we completed over the past 15 months, continued to strengthen both our traditional research systems business and our newer industrial and applied analysis business.  We have been leveraging our broader technology base and increased market access for solid progress in our financial performance.”

He continued: “While the nature of our business can cause fluctuations between quarterly financial results, excluding any unusual acquisition or similar charges in 2007, our financial goals for the full year 2007 are revenue growth greater than 10% and net income growth greater than 40% above our 2006 GAAP results.”

William Knight, Chief Financial Officer, commented:  “Along with strong top-line growth in 2006, we continued to improve gross profit margins and to leverage our operating expenses, resulting in solid year-over-year improvements to our operating income.  In addition, during 2006 we brought down our effective tax rate to be more in-line with statutory rates.  These efforts resulted in GAAP net income growth of 90% in 2006, compared to 2005.  We also continued to generate strong cash flow from operations, and significantly improved our adjusted EBITDA in 2006 over 2005.”

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measure of adjusted EBITDA.  Adjusted EBITDA is defined as US GAAP operating income (loss) excluding depreciation and amortization expense, the write-down of demonstration equipment to net realizable value and acquisition related charges.  We believe that the inclusion of this non-GAAP measure helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.  However, the non-GAAP financial measure included in this press release is not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP.  Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measures are set forth in the accompanying tables.  In addition, the above discussion of revenue growth in 2006 compared to 2005 (prior to restatement for the acquisition of Bruker Optics) is considered valuable information for investors to understand the benefits of using $135 million of cash and common stock to acquire Bruker Optics on July 1, 2006.

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 9 a.m. Eastern Time on Thursday, February 22, 2007.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 10416515.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc.  Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis and spark-OES tools.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of chemical, biological, radiological and nuclear (CBRN) detection products for homeland security.  Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to our reorganization strategies, risks related to the integration of businesses we have acquired or may acquire in the future,  technological approaches, product development, market acceptance, cost and pricing of our products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2005, our most recent quarterly reports on Form 10-Q, our S-3/A filed on January 29, 2007 and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Condensed consolidated statements of operations, operating business information, and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Product revenue	$120,444	$96,142	$384,548	$329,452
Service revenue	15,035	10,355	49,930	40,471
Other revenue	146	280	1,356	2,330
Total revenue	135,625	106,777	435,834	372,253

Cost of product revenue	63,214	51,174	206,628	178,831
Cost of service revenue	9,239	8,229	29,872	27,443
Total cost of revenue	72,453	59,403	236,500	206,274

Gross profit margin	63,172	47,374	199,334	165,979

Operating Expenses:
Sales and marketing	25,212	20,022	84,007	70,458
General and administrative	8,663	6,712	28,982	25,601
Research and development	13,464	10,944	49,959	47,498
Acquisition related charges	(105)	—	5,724	—
Total operating expenses	47,234	37,678	168,672	143,557

Operating income	15,938	9,696	30,662	22,422

Interest and other income (expense), net	236	(498)	3,758	(780)

Income before income tax provision and minority interest in consolidated subsidiaries	16,174	9,198	34,420	21,642
Income tax provision	6,533	4,389	15,931	11,855

Income before minority interest in consolidated subsidiaries	9,641	4,809	18,489	9,787
Minority interest in consolidated subsidiaries	(67)	(91)	8	40
Net income	$9,708	$4,900	$18,481	$9,747

Net income per share:
Basic	$0.10	$0.05	$0.18	$0.10
Diluted	$0.09	$0.05	$0.18	$0.10

Weighted average shares outstanding:
Basic	101,501	100,967	101,325	100,823
Diluted	103,370	101,161	102,369	101,130

Bruker BioSciences Corporation
SELECTED BUSINESS INFORMATION
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Total revenue	$135,625	$106,777	$435,834	$372,253

Operating income	$15,938	$9,696	$30,662	$22,422

Depreciation and amortization	5,162	2,740	12,838	10,459
Write-down of demonstration equipment	4,180	2,206	9,918	8,879
Acquisition related charges	(105)	—	5,724	—
Adjusted EBITDA	$25,175	$14,642	$59,142	$41,760

Bruker BioSciences Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$52,147	$109,051
Accounts receivable, net	79,604	67,913
Due from affiliated companies	9,028	6,464
Inventories	134,504	117,655
Other current assets	19,211	14,166
Total current assets	294,494	315,249

Property and equipment, net	90,492	85,313
Intangible and other assets	48,695	23,080

Total assets	$433,681	$423,642

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$21,190	$9,564
Accounts payable	23,102	17,211
Due to affiliated companies	5,901	6,175
Other current liabilities	144,763	115,059
Total current liabilities	194,956	148,009

Long-term debt	23,530	25,070
Other long-term liabilities	23,490	20,193
Minority interest in subsidiaries	239	1,246

Total shareholders’ equity	191,466	229,124

Total liabilities and shareholders’ equity	$433,681	$423,642

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: Michael.Willett@Bruker.com

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